Exhibit 99.1

Information Relating to Part II, Item 14. — Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of 975,000 shares of common stock of CoBiz Inc. (the “Company”) by the Company and the sale of 1,981,750 shares of common stock by certain selling shareholders pursuant to the Company’s registration statements on Form S-3 (File Nos. 333-139500 and 333-140080), other than underwriting discounts and commissions.   In addition, the selling shareholders have granted the underwriters an option to purchase a maximum of 443,512 additional shares of common stock to cover over-allotments, if any, exercisable at any time until 30 days after January 18, 2007.  The Company and the selling shareholders have agreed pursuant to the terms of a registration agreement among them to share such expenses in proportion to the number of shares being sold by each party in the offering.  The table sets forth for each expense the amount payable by the Company, the amount payable by the selling shareholders and the total amount.  All of the amounts shown are estimated, except the Securities and Exchange Commission filing fee.

Description	Amount Payable by the Company(1)	Amount Payable by the Selling Shareholders(1)	Total Amount
SEC Filing Fee	$2,221	$5,525	$7,746
Nasdaq Global Select Market listing fee	$2,796	$6,954	$9,750
Printing and engraving expenses	$11,469	$28,531	$40,000
Legal fees and expenses — Company Counsel	$27,239	$67,761	$95,000
Legal fees and expenses — Selling Shareholders’ Counsel	$—	$50,000	$50,000
Accounting fees and expenses	$43,011	$106,989	$150,000
Transfer agent fees	$4,301	$10,699	$15,000
Miscellaneous	$3,440	$8,560	$12,000
Totals	$94,477	$285,019	$379,496

(1) These amounts were calculated based on the assumption that the underwriters will exercise their full over-allotment option.  If the underwriters purchase less than all of the shares subject to the over-allotment option, the share of the expenses borne by the Company will be higher than the amounts reflected in the table.